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EXHIBIT (a)(8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ECC COMMON STOCK. THE OFFER (AS DEFINED BELOW) DESCRIBED HEREIN IS MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 27, 2003 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, EACH OF WHICH IS BEING DELIVERED TO HOLDERS OF ECC COMMON STOCK. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES OF ECC COMMON STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO. SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT (AS DEFINED BELOW), THE PURCHASER (AS DEFINED BELOW) MAY, IN ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES OF ECC COMMON STOCK IN SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION TO BE DESIGNATED BY THE PURCHASER.

NOTICE OF OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
ECC INTERNATIONAL CORP.
BY
CDA ACQUISITION CORPORATION,
A WHOLLY OWNED SUBSIDIARY OF
CUBIC CORPORATION
AT
$5.25 NET PER SHARE

CDA Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Cubic Corporation, a Delaware corporation ("Cubic"), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share, of ECC International Corp., a Delaware corporation ("ECC"), at a price of $5.25 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 27, 2003 (the "Offer to Purchase") and the related Letter of Transmittal which, together with any amendments or supplements thereto, collectively constitute the "Offer" described herein. Tendering ECC stockholders whose shares of ECC common stock are registered in their own names and who tender their shares directly to Computershare Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of shares in the Offer. Stockholders of ECC who hold their shares of ECC common stock through brokers, dealers, banks, trust companies or other nominees should consult with such institutions to determine whether they will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer. The Purchaser is offering to acquire all of the shares of ECC common stock as a first step in Cubic acquiring the entire equity interest in, and thus control of, ECC. Following the purchase of shares of ECC common stock in the Offer, the Purchaser intends to complete the Merger described below to enable Cubic to acquire all of the outstanding shares of ECC common stock that are not tendered to and accepted for payment by the Purchaser in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 24, 2003 UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) shares of ECC common stock that, together with any shares of ECC common stock then owned by Cubic or any wholly owned subsidiary of Cubic (including the Purchaser), represent at least a majority of the "Fully Diluted Number of Company Shares." "Fully Diluted Number of Company Shares" is defined in the Merger Agreement (as defined below) as the sum of all shares of ECC capital stock outstanding immediately prior to the Purchaser's acceptance of tenders pursuant to the Offer, plus the aggregate number of shares of ECC capital stock issuable upon the exercise of any then-outstanding "in the money" options, warrants or other rights to acquire capital stock of ECC or upon the conversion of any then outstanding security convertible into capital stock of ECC. An option or warrant is considered "in the money" for these purposes if the exercise price of such option or warrant is less than $5.25 per share. The foregoing condition is referred to as the "Minimum Condition." The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of the Offer to Purchase.

Each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC have entered into stockholder tender agreements with Cubic pursuant to which they have agreed, in their respective capacities as stockholders of ECC, to tender all of their shares of ECC common stock, as well as any additional shares of ECC common stock that they may acquire (pursuant to ECC stock options or otherwise), to the Purchaser in the Offer, and to also cause any person that they or any of their affiliates or associates controls to do so. The parties to the stockholder tender agreements have also agreed to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of such person's shares of ECC common stock, against any action that would result in a breach of the Merger Agreement, against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC, against any action that would cause the conditions to the acceptance of the Offer or completion of the Merger (as defined below) not to be met and against any action intended or reasonably expected to interfere with the Offer or Merger. As of August 20, 2003, the stockholders who executed stockholder tender agreements, and persons that they or their affiliates or associates control, held in the aggregate 2,897,428 shares of ECC common stock, which represented approximately 36.6% of the outstanding shares of ECC common stock as of that date. The stockholder tender agreements terminate upon any termination of the Merger Agreement.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 20, 2003, by and among Cubic, the Purchaser and ECC (the "Merger Agreement"), pursuant to which, following the purchase of shares of ECC common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into ECC (the "Merger"), with ECC surviving the Merger as a wholly owned subsidiary of Cubic. Upon the completion of the Merger, each outstanding share of ECC common stock (other than shares owned by Cubic, the Purchaser, ECC or any wholly owned subsidiary of Cubic or ECC, or by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

ECC'S BOARD OF DIRECTORS HAS, AT A MEETING HELD ON AUGUST 20, 2003, BY THE UNANIMOUS VOTE OF ALL DIRECTORS OF ECC, (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF ECC'S STOCKHOLDERS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (III) DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE. ACCORDINGLY, ECC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ECC ACCEPT THE OFFER AND TENDER THEIR SHARES OF ECC COMMON STOCK TO THE PURCHASER IN THE OFFER AND, IF REQUIRED, VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all shares of ECC common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date. The Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of ECC common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. Payment for shares of ECC common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of ECC common stock have been accepted for payment in the Offer. For a stockholder to validly tender shares of ECC common stock in the Offer (i) the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures (a) either a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date and (b) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR SHARES OF ECC COMMON STOCK THAT ARE TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF, OR AMENDMENT TO, THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

For purposes of the Offer and as used herein and in the Offer to Purchase, the term "Expiration Date" means 12:00 midnight, New York City time, on September 24, 2003, which is 20 business days following the commencement of the offer, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time at which the Offer, as so extended by the Purchaser, will expire. Under the terms of the Merger Agreement, if, on any date as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, the Purchaser may, in its discretion, extend the Offer from time to time for such period of time as the Purchaser reasonably believes to be necessary to permit such condition to the Offer to be satisfied, provided that the Purchaser cannot extend the Offer to any date occurring after November 21, 2003, which is the date 60 business days following the date of the commencement of the Offer, without the written consent of ECC. In addition, notwithstanding anything to the contrary contained in the Merger Agreement, (i) the Purchaser may, in its discretion, extend the Offer from time to time for any period of time required by any rule or regulation of the United States Securities and Exchange Commission applicable to the Offer; (ii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of ECC common stock that have been validly tendered pursuant to the Offer (and not withdrawn) is less than 90% of the Fully Diluted Number of Company Shares, then the Purchaser may, in its discretion, extend the offer for an additional period of not more than 20 business days, provided that the Purchaser cannot extend the Offer to any date occurring after November 21, 2003, which is the date 60 business days following the date of the commencement of the Offer, without the written consent of ECC; and (iii) the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended.

If the Purchaser extends the Offer, the Purchaser will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all shares of ECC common stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such shares. Shares of ECC common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the Expiration Date, and shares that are tendered may also be withdrawn at any time after October 25, 2003 unless accepted for payment on or before that date. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of ECC common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Cubic, ECC, Computershare Trust Company of New York, which is the Depositary for the Offer, Georgeson Shareholder Communications, Inc., which is the information agent for the Offer (the "Information Agent"), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Under Rule 14d-11 of the Securities Exchange Act of 1934, as amended, and subject to conditions described in the Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of ECC common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of shares of ECC common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of ECC common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of ECC common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of shares of ECC common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

ECC has provided the Purchaser with a list, and security position listings, of ECC's stockholders for the purpose of disseminating the Offer to holders of shares of ECC common stock. The Offer to Purchase, and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of shares of ECC common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of ECC's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of ECC common stock.

The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder tendering shares of ECC common stock in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be.

If shares of ECC common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that certain conditions may not be waived and certain modifications may not be made without the consent of ECC.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other materials related to the Offer may be directed to the Information Agent as set forth below, or brokers, dealers, banks, trust companies or other nominees, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of shares of ECC common stock in the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 STATE STREET, 10TH FLOOR
NEW YORK, NEW YORK 10004
BANKS AND BROKERS CALL COLLECT: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (866) 295-8173

August 27, 2003

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NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF ECC INTERNATIONAL CORP. BY CDA ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF CUBIC CORPORATION AT $5.25 NET PER SHARE